Contact:	610-337-7000	For Release:	November 17, 2004
	Robert W. Krick, Ext. 3141		Immediate
Brenda Blake, Ext. 3202

AmeriGas Partners Reports Record 2004 Results

VALLEY FORGE, Pa., November 17 — AmeriGas Propane, Inc., general partner of AmeriGas Partners, L.P. (NYSE: APU), reported record net income for the Partnership of $91.9 million, or $1.71 per limited partner unit, for the fiscal year ended September 30, 2004 compared to $72.0 million, or $1.42 per limited partner unit, for fiscal year 2003. Average diluted limited partner units outstanding increased 5.6% over the prior year. Earnings before interest expense, income taxes, depreciation and amortization (EBITDA) of $255.9 million for fiscal 2004 were significantly higher than the $234.4 million recorded in fiscal 2003. Weather was nearly 5% warmer than normal in fiscal 2004 compared to weather that was essentially normal in fiscal 2003 according to information published by the National Oceanic and Atmospheric Administration.

Eugene V. N. Bissell, chief executive officer of AmeriGas, said, “This year we demonstrated our ability to grow internally as well as through acquisition. Notwithstanding warmer than normal weather and record high product cost, we achieved base business growth by improving customer service while maintaining competitive prices and controlling increases in our operating expenses. For fiscal 2005, we expect EBITDA in the range of $255 million to $260 million.”

Retail propane sales volumes in fiscal 2004 were nearly 1.1 billion gallons, down approximately 1.5% from the prior year. The negative effects of warmer winter weather and price-induced customer conservation were nearly offset by growth from acquisitions, PPX® cylinder exchange, strategic accounts and the base business. Revenues increased to $1.78 billion in fiscal 2004 from $1.63 billion in the prior-year as a result of record high selling prices reflecting record high propane product costs. Total margin increased due to higher average retail propane margins and greater margin from non-propane sales and services. Operating and administrative expenses increased principally as a result of higher compensation, distribution expenses and general insurance costs partially offset by the beneficial effects of the management realignment initiated in late fiscal 2003.

For the fourth quarter of fiscal 2004, the Partnership recorded a seasonal net loss of $32.8 million or $0.60 per limited partner unit compared with a net loss of $31.4 million, or $0.59 per limited partner unit for the year-earlier period. Retail volumes sold in the quarter were 175.5 million gallons, virtually the same as the 174.9 million gallons sold in last year’s fourth quarter. EBITDA for the period declined to $8.6 million from $10.5 million in the prior-year quarter as the increase

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AmeriGas Partners Reports Record 2004 Results	Page 2

in operating and miscellaneous expenses was partially offset by higher total margin. Revenue for the quarter totaled $312.9 million versus $270.7 million in the prior-year quarter principally due to higher selling prices reflecting significantly higher propane product costs.

AmeriGas Partners is the nation’s largest retail propane marketer, serving nearly 1.3 million customers from over 650 locations in 46 states. UGI Corporation (NYSE: UGI), through subsidiaries, owns 46% of the Partnership and individual unitholders own the remaining 54%.

AmeriGas Partners, L. P. will host its fourth quarter FY 2004 earnings conference call on Wednesday, November 17, 2004, at 4:00 PM ET. Interested parties may listen to a live audio broadcast of the conference call at http://www.shareholder.com/ugi/medialist.cfm. A telephonic replay of the call can be accessed approximately one hour after the completion of the call at 888/203-1112, passcode #973216 (International replay 719/457-0820, passcode #973216) through November 21, 2004.

The financial table appended to this news release can be viewed directly at http://www.shareholder.com/ugi/APU/4Q04FinancialTable.pdf.

This press release contains certain forward-looking statements which management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. Among them are adverse weather conditions, product cost volatility and availability of propane, the capacity to transport propane to our market areas and regional economic conditions. You should read the Partnership’s Annual Report on Form 10-K for a more extensive list of factors that could affect results. The Partnership undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

Comprehensive information about AmeriGas is available on the Internet at http://www.amerigas.com.

AP-12	###	11/17/04

AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES
REPORT OF EARNINGS
(Thousands, except per unit and where otherwise indicated)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Revenues:
Propane	$279,787	$239,141	$1,639,700	$1,502,564
Other	33,098	31,570	136,200	125,860

	312,885	270,711	1,775,900	1,628,424

Costs and expenses:
Cost of sales — propane	171,788	133,625	972,302	856,883
Cost of sales — other	13,734	14,736	56,937	53,452
Operating and administrative expenses (a)	119,790	114,429	501,073	488,434
Depreciation	19,905	18,597	75,468	70,423
Amortization	1,268	1,215	5,144	4,202
Other (income), net	(795)	(2,387)	(11,744)	(8,960)

	325,690	280,215	1,599,180	1,464,434

Operating (loss) income	(12,805)	(9,504)	176,720	163,990
Loss on extinguishment of debt	—	—	—	(3,023)
Interest expense	(20,357)	(21,144)	(83,175)	(87,195)

(Loss) income before income taxes	(33,162)	(30,648)	93,545	73,772
Income tax benefit (expense)	122	(991)	(269)	(586)
Minority interests	227	223	(1,422)	(1,228)

Net (loss) income	$(32,813)	$(31,416)	$91,854	$71,958

General partner’s interest in net (loss) income	$(328)	$(314)	$919	$720

Limited partners’ interest in net (loss) income	$(32,485)	$(31,102)	$90,935	$71,238

Net (loss) income per limited partner unit — basic and diluted	$(0.60)	$(0.59)	$1.71	$1.42

Average limited partner units outstanding:
Basic	54,473	52,333	53,097	50,267

Diluted	54,473	52,333	53,172	50,337

SUPPLEMENTAL INFORMATION:
Retail gallons sold (millions)	175.5	174.9	1,059.1	1,074.9
EBITDA (b) (c)	$8,595	$10,531	$255,910	$234,364
Distributable cash (b)	(19,741)	(16,025)	149,630	125,185
Capital expenditures:
Maintenance capital expenditures	7,979	5,412	23,105	21,984
Growth capital expenditures	9,065	4,209	38,551	31,445

(a)	Included in operating and administrative expenses during the three- and twelve-month periods ended September 30, 2003 are $734 and $3,756, respectively, of costs associated with the management realignment announced in June 2003.

(b)	EBITDA (earnings before interest expense, income taxes, depreciation and amortization) should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations) and is not a measure of performance or financial condition under accounting principles generally accepted in the United States. Management believes EBITDA is a meaningful non-GAAP financial measure used by investors to compare the Partnership’s operating performance with other companies within the propane industry and to evaluate our ability to meet loan covenants.

(continued)

AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES
REPORT OF EARNINGS
(Thousands, except per unit and where otherwise indicated)
(Unaudited)

(continued)

Management defines distributable cash as EBITDA less interest expense and maintenance capital expenditures. Maintenance capital expenditures are defined in the Partnership Agreement as expenditures made to maintain the operating capacity of the Partnership’s existing capital assets. Management believes distributable cash is a meaningful non-GAAP measure for evaluating the Partnership’s ability to declare and pay the Minimum Quarterly Distribution pursuant to the terms of the Partnership Agreement. The Partnership’s definition of distributable cash may be different from that used by other entities.

The following table includes reconciliations of net income to EBITDA and distributable cash for all periods presented:

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Net (loss) income	$(32,813)	$(31,416)	$91,854	$71,958
Income tax (benefit) expense	(122)	991	269	586
Interest expense	20,357	21,144	83,175	87,195
Depreciation	19,905	18,597	75,468	70,423
Amortization	1,268	1,215	5,144	4,202

EBITDA (c)	8,595	10,531	255,910	234,364
Interest expense	(20,357)	(21,144)	(83,175)	(87,195)
Maintenance capital expenditures	(7,979)	(5,412)	(23,105)	(21,984)

Distributable cash	$(19,741)	$(16,025)	$149,630	$125,185

(c)	The following table includes a reconciliation of forecasted net income to forecasted EBITDA for the fiscal year ending September 30, 2005:

Forecast
Fiscal
Year
Ending
September 30,
2005
Net income (estimate)	$102,000
Interest expense (estimate)	81,000
Depreciation (estimate)	70,000
Amortization (estimate)	5,000

EBITDA (estimate)	$258,000